UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 17, 2010

Universal Gold Mining Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-140900	20-4856983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bentall Four Centre Suite 3474 – 1055 Dunsmuir Street Vancouver, British Columbia	V7X 1K8
(Address of principal executive offices)	(Zip Code)

(604) 608-0223

 (Registrant’s telephone number, including area code)

℅ Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
 New York, NY 10022

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, terms such as “we,” “our” and “us” refer to the registrant, Universal Gold Mining Corp., a Nevada corporation.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2010, David Rector resigned from his positions as member of the Board of Directors, Chief Executive Officer, Principal Financial Officer, President, Secretary and Treasurer of us and any committees thereof effective immediately.

We will not be nominating a director to replace Mr. Rector at the current time.  Mr. Rector was our sole officer.  The remaining members of the Board of Directors have appointed Craig Niven, 54, as Assistant Secretary, by written consent in lieu of a meeting, effective as of November 23, 2010.  Mr. Niven will act as our sole officer until we appoint additional officers.  Mr Niven will serve as our Assistant Secretary until his successor is duly appointed and qualified or until his earlier resignation or removal.

Mr. Niven has been a member of our Board of Directors since June 3, 2010.  Mr. Niven is Chief Executive and an Investment Director of Arlington Group Asset Management Limited.  He was previously Chief Executive of Arlington Group Plc (a London Stock Exchange AIM listed investment company).  Prior to that, Mr. Niven acted as investment adviser to a number of public and private investment vehicles and was Chairman and Founding Director of Griffin Mining Limited.  Until 1995, Mr. Niven was a Director and Head of Corporate Finance at ANZ Grindlays Bank plc where he was responsible for origination and execution of cross border transactions in Europe, Asia and Africa.  He is currently a Director of Sportswinbet Limited.  He also has a number of private interests in property, gaming and media related business.  Mr. Niven has a Masters degree in Economics from St Catharine’s College Cambridge and is a Chartered Accountant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2010	UNIVERSAL GOLD MINING CORP.

	By:	/s/ Craig Niven
Craig Niven, Assistant Secretary